LOYALTY BONUS ENDORSEMENT


This Endorsement forms a part of the Contract to which it is attached. The Contract Owner may select this bonus any time before the 7th Contract Anniversary. The ability to select the bonus expires on the day of the 7th Contract Anniversary. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supplements sections of the Contract as indicated below:

I. DEFINITION REPLACED: The following replaces the Definition of Contract Value in the Definition Section of the Contract:

     CONTRACT VALUE: The dollar value as of any Valuation Date of the sum of the Contract Owner's interest in the Funds of the Separate Account and the Fixed Account, including all bonus amounts.

II. BONUS: The following section is added to the PURCHASE PAYMENTS Section of the Contract:

     BONUS: On the 7th Contract Anniversary, the Contract Owner will be credited with a bonus as shown in the Contract Schedule. The bonus will be credited to the Contract under the following terms:

1. The bonus will vest after 5 years from the date it is credited. During this period, none of the bonus will be available for full surrender, partial surrender, or annuitization. Partial surrenders during this 5-year period will reduce the bonus amount by the amount of bonus attributable to the amount surrendered.

2. In the case of a death benefit, during the Accumulation Period, the bonus will be fully vested if death occurs more than 12 completed months after the 7th Contract Anniversary. In the event of a Contract Owner's death within the first 12 months from the 7th Contract Anniversary, we will take back the bonus before calculating the death benefit amount. In the event the surviving spouse elects to continue the Contract instead of electing to be paid under a death benefit option, we will not take back the bonus.

3. All bonus amounts and any gains and losses attributable to such amounts shall be treated as earnings under the Contract.

4. We will never take back any gains and losses attributable to bonus amounts which are part of the Contract Value.

III. ALLOCATION OF PURCHASE PAYMENTS AND BONUS AMOUNTS: The ALLOCATION OF PURCHASE PAYMENTS Section of the Contract is deleted and replaced with the following:

     Purchase Payments and bonus amounts are allocated to one or more of the Funds of the Variable Account or the Fixed Account in accordance with your selection. Unless you inform us otherwise, subsequent Purchase Payments and bonus amounts are allocated in the same manner as the initial Purchase Payment. All allocations of Purchase Payments and bonus amounts are subject to the Allocation Guidelines shown on the Contract Schedule. We guarantee that you will be allowed to select at least five Funds for allocation of Purchase Payments and bonus amounts.

IV. THE VARIABLE ACCOUNT: The following replaces the last two sentences of the second paragraph in the VARIABLE ACCOUNT Provision of the Contract:

     You may be permitted to transfer your Contract Value or allocate Purchase Payments and bonus amounts to the Funds. However, the right to make such transfers or allocations will be limited by any terms and conditions we may impose.

V. ACCUMULATION UNITS: The ACCUMULATION UNITS Section of the Contract is deleted and replaced with the following:

     Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Funds of the Variable Account as a result of Purchase Payments, surrenders, transfers, bonus amounts, or fees and charges. We will determine the number of Accumulation Units of a Sub-Account purchased or canceled. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Sub-Account by the dollar value of one Accumulation Unit of the Sub-Account as of the end of the Valuation Period during which the transaction is processed at the Service Center.

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                              Signed by the Company


           Vice President and Secretary                       President